CERTIFICATE OF DESIGNATION

OF THE

SERIES A PREFERRED STOCK

OF

ENERPULSE TECHNOLOGIES, INC.

Section 1. Designation. The designation of such series of the Preferred Stock shall be the Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). The maximum number of shares of Series A Preferred Stock shall be Ten (10) shares.

Section 2. Currency. All Series A Preferred Stock shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency.

Section 3. Ranking. The Series A Preferred Stock shall, with respect to rights upon liquidation, winding up or dissolution, rank senior to each other class or series of shares of the Company that the Company may issue in the future the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the Series A Preferred Stock, including, without limitation, the common stock of the Company, par value $0.001 per share (the “Common Stock”) (such junior stock being referred to hereinafter collectively as “Junior Stock”).

The Series A Preferred Stock shall, that the Company may issue in the future the terms of which expressly provide that such class or series shall rank equally with the Series A Preferred Stock with respect to rights upon liquidation, winding up or dissolution (“Parity Stock”).

The Series A Preferred Stock shall, with respect to rights upon liquidation, winding up or dissolution, rank junior to each other class or series of shares of the Company that the Company may issue in the future the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock with respect to rights upon liquidation, winding up or dissolution (“Senior Stock”). The Series A Preferred Stock shall also rank junior to the Company’s existing and future indebtedness.

Section 4. Dividends. The holders of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

Section 5. Liquidation, Dissolution or Winding Up.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation”), after satisfaction of all liabilities and obligations to creditors of the Company and before any distribution or payment shall be made to holders of any Junior Stock, each holder of Series A Preferred Stock shall be entitled to receive, out of the assets of the Company or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Series A Preferred Stock equal to the Stated Value per share (the “Liquidation Preference”). Holders of Series A Preferred Stock will not be entitled to any other amounts from the Company after they have received the full amount provided for in this Section 5(a) and will have no right or claim to any of the Company’s remaining assets.

(b) If, in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds thereof are not sufficient to pay in full the Liquidation Preference payable on the Series A Preferred Stock and the corresponding amounts payable on the Parity Stock, then such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

(c) For purposes of Section 5(a), a Sale Transaction shall be deemed a Liquidation. “Sale Transaction” shall mean (i) any merger or consolidation of the Company into or with another entity (except one in which the stockholders of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the equity interests of the surviving entity or parent company thereof), (ii) any sale of all or substantially all of the assets of the Company, (iii) any other transaction or series of transactions pursuant to, or as a result of which, a single person (or group of affiliated persons) acquires (from the Company or directly or indirectly from the stockholders of the Company or their respective equityholders) or holds shares of capital stock in the Company representing a majority of the Company’s outstanding voting power or (iv) a sale (or multiple sales) of one or more subsidiaries of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all of the assets or securities) which constitute all or substantially all of the consolidated assets of the Company.

Section 6. Voting Rights.

(a) So long as the holders of the Series A Preferred Stock beneficially own three percent (3%) or more of the Common Stock (on a fully diluted as converted basis), at each annual meeting of the stockholders of the Company, or at each special meeting of stockholders of the Company involving the election of directors of the Company, and at any other time at which stockholders of the Company will have the right to or will vote for or render consent in writing regarding the election of directors of the Company, the holders of the Series A Preferred Stock shall have the right to designate one third (1/3) of the total number of directors to be elected and such annual meeting, such special meeting or such other time at which stockholders of the Company will have the right to or will vote for or render consent in writing regarding the election of directors of the Company.

(b) Any director elected pursuant to the voting rights created under Section 6(a) shall hold office until the next annual meeting of stockholders and any vacancy in respect of any such director shall be filled only by vote of the remaining directors so elected by holders of the Series A Preferred Stock, or if there be no such remaining director, by the holders of shares of the Series A Preferred Stock.

(c) Except as set forth in Section 6(a) with respect to the election of directors, and except as otherwise required by Nevada law, the Series A Preferred Stock shall have no voting rights.

(d) This Certificate of Designation may not be amended without the consent of the holders of not less than a majority of the outstanding shares of Common Stock and Series A Preferred Stock, each voting as a separate class.

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Section 7. Conversion. The Series A Preferred Stock is not convertible into shares of Common Stock.

Section 8. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to or at the Close of Business on a Business Day and electronic confirmation of receipt is received by the sender, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than the Close of Business on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, attention: CEO, or (ii) if to a holder of Series A Preferred Stock, to the address or facsimile number appearing on the Company’s stockholder records or such other address or facsimile number as such holder may provide to the Company in accordance with this Section 8.

Section 9. Certain Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings, unless the context otherwise requires:

“Board” shall have the meaning ascribed to it in the recitals.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

“Certificate of Designation” shall mean this Certificate of Designation relating to the Series A Preferred Stock, as it may be amended from time to time.

“Close of Business” shall mean 5:00 p.m., New York City time, on any Business Day.

“Common Stock” shall have the meaning ascribed to it in Section 3.

“Company” shall have the meaning ascribed to it in the recitals.

“Junior Stock” shall have the meaning ascribed to it in Section 3.

“Liquidation” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).

“Parity Stock” shall have the meaning ascribed to it in Section 3.

“Preferred Stock” shall mean any and all series of preferred stock of the Company, including the Series A Preferred Stock.

“Senior Stock” shall have the meaning ascribed to it in Section 3.

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“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1.

“Stated Value” means $1.00 per share of Series A Preferred Stock.

Section 10. Headings. The headings of the paragraphs of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 11. Record Holders. To the fullest extent permitted by applicable law, the Company may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

Section 12. Replacement Certificates. The Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

Section 13. Waiver. Any waiver by the Company or a holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other holders. The failure of the Company or a holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Company or a holder must be in writing.

Section 14. Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

Section 15. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law and regulation.

RESOLVED, FURTHER, that the President or Secretary of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

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